Exhibit 10.1

APPROVED
March 7, 2025
PLAYSTUDIOS, INC.
SEVERANCE AND CHANGE IN CONTROL PLAN

The purpose of this PLAYSTUDIOS, Inc. Severance and Change in Control Plan (this “Plan”) is to encourage certain designated employees of PLAYSTUDIOS, Inc. (together with any successor, the “Company”) and its subsidiaries to remain in the employ of the Employer (defined below) by providing, among other things, severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan.
SECTION 1
DEFINITIONS
As hereinafter used:

1.1“Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1.2“Base Salary” means a Participant’s annual base salary at the rate in effect on the Severance Date (disregarding any decrease in such annual base salary that constitutes a Good Reason event).

1.3“Board” means the Board of Directors of the Company.

1.4“Bonus” means the Participant’s target annual performance-based cash bonus for the fiscal year in which the Severance Date occurs, if any, as set forth under an agreement between the Participant and the Employer or the Company, or in any written bonus plan, program, notification letter or memorandum, or other arrangement approved by the Board or the Committee, and assuming achievement of performance goals at 100% of target.

1.5“Cause” with respect to a Participant, means the occurrence of one or more of the following events or conditions: (A) the Participant’s conviction of, or plea of “no contest” (or the equivalent) to charges of, a crime that constitutes a felony or any crime involving dishonesty or moral turpitude; (B) the Participant’s engaging in any act of fraud or embezzlement, whether or not related to the business of the Company, or any other act of fraud or dishonesty against the Company or any of its Affiliates; (C) any material breach by the Participant of the Proprietary Information and Inventions Agreement or any similar agreement or of any material written policy of the Company and, if curable, the Participant’s failure to cure such breach within 30 days after receiving written notice thereof; (D) the material failure by the Participant to perform the Participant’s duties to the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Company that identifies with reasonable specificity the manner in which the Company believes the Participant has materially failed to perform the Participant’s duties, which (if curable) is not cured within 30 days after notice of such failure has been given to the Participant by the Company; (E) the Participant’s intentionally engaging in misconduct (including any conduct that is in violation of any written employee workplace policies of the Company) that is injurious to the Company, whether monetarily, in reputation or otherwise; (F) the Participant’s unauthorized use, disclosure or misappropriation of the Company’s confidential information or trade secrets; and (G) the Participant’s material failure to cooperate with the Company or its representative in any investigation or similar formal process, which failure (if curable) is not cured within 10 days after notice of such failure has been given to the Participant by the Company.

1.6“Change in Control” shall have the meaning given to such term in the Equity Plan. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount which constitutes or provides for the deferral of compensation and is subject to Section 409A, the transaction or event with respect to such amount must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.

1.7“CIC Protection Period” means the time period commencing 3 months prior to, and ending 12 months following, the occurrence of a Change in Control.

1.8“CIC Qualifying Termination” means (i) a termination by a Participant of the Participant’s employment with the Employer for Good Reason or (ii) a termination by the Employer of a Participant’s employment without Cause, in either case, that occurs during a CIC Protection Period.

1.9“CIC Severance Period” means a period commencing on the Participant’s Severance Date and ending (i) in the case of any Tier 1 Executive, 24 months from the Severance Date, and (ii) in the case of any Tier 2 Executive, 12 months from the Severance Date.

1.10“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.11“Code” means the Internal Revenue Code of 1986, as amended.

1.12“Committee” means the Compensation Committee of the Board.

1.13“Company” means PLAYSTUDIOS, Inc., a Delaware corporation, and any successors thereto and, where the context requires, its subsidiaries.

1.14“Effective Date” shall mean March 7, 2025.

1.15“Employer” means, with respect to a Participant, the Company, or applicable Affiliate of the Company that employs the Participant, if different.

1.16“Equity Plan” means, collectively, the PLAYSTUDIOS, Inc. 2021 Equity Incentive Plan, as amended, supplemented or otherwise modified from time to time, and any successor or replacement thereto.

1.17“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.18“Good Reason” with respect to a Participant, means the occurrence of any of the following events or conditions, without the Participant’s written consent: (a) a reduction by the Company or its successor in the Participant’s rate of annual base salary, unless such reduction is in connection with and proportional to reductions to the base salary reductions of at least 75% of the Participants; (b) a material reduction in the Participant’s job duties, title or responsibilities, the initial occurrence of which is during a CIC Protection Period; (c) a change in the geographic location of the Participant’s principal place of employment to any location more than 35 miles from the Participant’s current principal place of employment; (d) a reduction in the Participant’s target annual cash bonus, unless such reduction is in connection with and proportional to any Company-wide reduction to target annual cash bonuses (provided, however, that the exercise of discretion by the Committee in determining or approving annual cash bonus amounts, or in determining the achievement or failure to achieve performance objectives that may determine or impact annual cash bonus amounts, shall not constitute a reduction in bonus targets for purposes of this provision); and (e) the failure by any successor to assume and perform the obligations of the Company under this Plan. Notwithstanding the foregoing, Good Reason shall not exist unless, within 30 days after the initial occurrence of a circumstance that the Participant believes in good faith to constitute Good Reason, the Participant delivers written notice to the Company setting forth with specificity such circumstance the Participant believes in good faith constitutes Good Reason, the Company shall have failed to cure any claimed event of Good Reason (if capable of cure) within 30 days after receipt of such notice, and the Participant must actually terminate the Participant’s employment no later than 30 days following the expiration of the Company’s cure period.

1.19“Non-CIC Qualifying Termination” means (i) a termination by a Participant of the Participant’s employment with the Employer for Good Reason or (ii) a termination by the Employer of a Participant’s employment without Cause, in either case, that does not occur during a CIC Protection Period.

1.20“Participant” shall mean the executives of the Company designated by the Committee as eligible for the Plan as either a “Tier 1 Executive” or “Tier 2 Executive” and who have executed and returned to the Committee the Notice of Participation in the form attached hereto as Appendix A.

1.21“Performance-Based Annual Equity Target” means, for each individual Participant, the target number of performance-based PSUs, or other performance-based equity awards, that the Committee has determined to be granted to such Participant on an annual basis as of the Severance Date, subject in all cases to such vesting criteria and other conditions as may be determined by the Committee and/or set forth in the Plan and applicable grant documentation. For avoidance of doubt, the target number performance-based PSUs, or other performance-based equity awards, to be granted to a Participant on an annual basis may be modified by the Committee, in its discretion, at any time prior to the Severance Date of such Participant.

1.22“Plan” means this PLAYSTUDIOS, Inc. Severance and Change in Control Plan, as it may be amended from time to time.

1.23“Pro-Rata Bonus” means an amount equal to the Bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Severance Date occurs that the Participant was employed by the Employer and the denominator of which is 365 or 366 (depending on the actual number of days in the then-current fiscal year).

1.24“Proprietary Information and Inventions Agreement” means the standard form of Proprietary Information and Inventions Agreement entered into by the Participant with the Company or the Employer, as such agreement may be amended, supplemented or otherwise modified from time to time.

1.25“Qualifying Termination” means either (i) a CIC Qualifying Termination or (ii) a Non-CIC Qualifying Termination.

1.26“Restrictive Period” mean (i) in the event of a CIC Qualifying Termination, the CIC Severance Period, and (ii) in the event of a Non-CIC Qualifying Termination, the Severance Period.

1.27“Severance Date” means the date on which a Participant’s Qualifying Termination is effective.

1.28“Severance Period” means a period commencing on the Participant’s Severance Date and ending, (i) in the case of any Tier 1 Executive, 12 months from the Severance Date, and (ii) in the case of any Tier 2 Executive, 6 months from the Severance Date.

1.29“Time-Based Annual Equity Target” means, for each individual Participant, the target number of time-based RSUs, or other time-based equity awards, that the Committee has determined to be granted to such Participant on an annual basis as of the Severance Date, subject in all cases to such vesting criteria and other conditions as may be determined by the Committee and/or set forth in the Plan and applicable grant documentation. For avoidance of doubt, the target number time-based PSUs, or other time-based equity awards, to be granted to a Participant on an annual basis may be modified by the Committee, in its discretion, at any time prior to the Severance Date of such Participant
SECTION 2
SEVERANCE BENEFITS

2.1.Severance Upon a CIC Qualifying Termination. Subject to the provisions of Section 2.3 through Section 2.9, if a Participant experiences a CIC Qualifying Termination, the Participant shall be entitled to receive, in addition to any unpaid salary accrued through the Severance Date, the following payments and benefits:

(a)Severance Payments. The Employer shall pay to the Participant an amount in cash determined as follows:
(i)For Tier 1 Executives, two times the sum of the Participant’s (x) Base Salary plus (y) Bonus; and
(ii)For Tier 2 Executives, one times the sum of the Participant’s (x) Base Salary plus (y) Bonus.
Any cash severance payable to a Participant under this Section 2.1(a) shall be paid, subject to Section 2.5, within ten (10) days following the date that the Release becomes effective and irrevocable as to such Participant.

(b)Health Benefits Continuation. If the Participant timely elects to receive continued medical, dental or vision coverage under one or more of the Employer’s group medical, dental or vision plans pursuant to COBRA, then the Employer shall directly pay, or reimburse the Participant for, the COBRA premiums for the Participant and his or her covered dependents under such plans during the period commencing on the Participant’s Severance Date and ending upon the earliest of (X) the last day of the CIC Severance Period, (Y) the date that the Participant and/or his or her covered dependents become no longer eligible for COBRA or (Z) the date the Participant become eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer. Notwithstanding the foregoing, if the Employer determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Employer shall in lieu thereof provide to the Participant a taxable monthly payment in an amount equal to the monthly COBRA premium that the Participant would be required to pay to continue his or her and his or her covered dependents’ group health coverage in effect on the Participant’s Severance Date (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall commence in the month following the month in which the Participant’s Severance Date occurs and shall end on the earlier of (X) the last day of the CIC Severance Period, or (Y) the date the Participant become eligible to receive healthcare coverage from a subsequent employer.

(c)Equity Acceleration.
(i)Time Based Awards. The Participant’s then-outstanding equity awards granted under the Equity Plan that are subject solely to time-based vesting requirements shall become fully vested as of the Severance Date, subject to a maximum of two (2) times the applicable Time-Based Annual Equity Target for each Participant; provided, however, that if the amount of then-outstanding equity awards granted under the Equity Plan that are subject solely to time-based vesting requirements held by any Participant is less than two (2) times such Participant’s Time-Based Annual Equity Target, such Participant shall be issued additional fully-vested equity awards to result in such Participant receiving pursuant to this Section 2.1(c)(i), in the aggregate, fully vested equity awards in an amount equal to two (2) times such Participant’s Time-Based Annual Equity Target; and provided, further, that the Committee shall have the discretion to settle all or any portion of the vested equity awards referred to in this Section 2.1(c)(i) in cash, in whole or in part.

(ii)Performance Based Awards. The Participant’s then-outstanding equity awards granted under the Equity Plan that are subject to performance-based vesting criteria shall become vested as of the Severance Date as to 100% of the amount of such awards assuming the performance criteria had been achieved at target levels for the relevant performance period(s), subject to a maximum of two (2) times the applicable Performance-Based Annual Equity Target for each Participant; provided, however, that if the amount of then-outstanding equity awards granted under the Equity Plan that are subject to performance-based vesting requirements held by any Participant is less than two (2) times such Participant’s Performance-Based Annual Equity Target, then such Participant shall be issued additional fully-vested equity awards to result in such Participant receiving pursuant to this Section 2.1(c)(ii), in the aggregate, fully vested equity awards in an amount equal to two (2) times such Participant’s Performance-Based Annual Equity Target; and provided, further, that the Committee shall have the discretion to settle all or any portion of the vested equity awards referred to in this Section 2.1(c)(ii) in cash, in whole or in part.

2.2.Severance Upon a Non-CIC Qualifying Termination. Subject to the provisions of Section 2.3 through Section 2.9, if a Participant experiences a Non-CIC Qualifying Termination, the Participant shall be entitled to receive, in addition to any accrued salary and paid time off, the following payments and benefits:

(a)Severance Payments. The Employer shall pay to the Participant an amount in cash determined as follows:

(i)For Tier 1 Executives, one times the sum of the Participant’s (x) Base Salary plus (y) Bonus; and

(ii)For Tier 2 Executives, 0.5 times the Participant’s Base Salary.

Any cash severance payable under this Section 2.2(a) shall be paid, subject to Section 2.5, in substantially equal installments over the Severance Period in accordance with the Employer’s normal payroll practices, commencing on the first Employer payroll date on or following the date that the Release becomes effective and irrevocable as to such Participant. The first payment shall include any portion of the cash severance payments that would have otherwise been payable following the Severance Date and prior to such date of the first payment.

(b)Health Benefits Continuation. If the Participant timely elects to receive continued medical, dental or vision coverage under one or more of the Employer’s group medical, dental or vision plans pursuant to COBRA, then the Employer shall directly pay, or reimburse the Participant for, the COBRA premiums for the Participant and his or her covered dependents under such plans during the period commencing on the Participant’s Severance Date and ending upon the earliest of (X) the last day of the Severance Period, (Y) the date that the Participant and/or his or her covered dependents become no longer eligible for COBRA or (Z) the date the Participant become eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer. Notwithstanding the foregoing, if the Employer determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or the terms of its applicable plans, or incurring an excise tax, the Employer shall in lieu thereof provide to the Participant a taxable monthly payment in an amount equal to the monthly COBRA premium that the Participant would be required to pay to continue his or her and his or her covered dependents’ group health coverage in effect on the Participant’s Severance Date (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall commence in the month following the month in which the Severance Date occurs and shall end on the earlier of (X) the last day of the Severance Period, or (Y) the date the Participant become eligible to receive healthcare coverage from a subsequent employer.

(c)Equity Awards.

(i)Time Based Awards.

(A)For Tier 1 Executives, any then-outstanding unvested equity awards granted under the Equity Plan that are subject solely to time-based vesting requirements shall be partially vested in an amount equal to the product of (i) the Time-Based Annual Equity Target applicable to such Participant, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed in the then-current fiscal year through and including the Severance Date and the denominator of which is 365 or 366 (depending on the actual number of days in the then-current fiscal year); and provided, however, that the Committee shall have the discretion to settle all or any portion of the vested equity awards referred to in this Section 2.2(c)(i) in cash, in whole or in part.

(B)For Tier 2 Executives, any then-outstanding unvested equity awards granted under the Equity Plan that are subject solely to time-based vesting requirements shall lapse, unless the Committee, in its discretion, determines that such then-outstanding unvested equity awards shall instead become vested in whole or in part, which for the avoidance of doubt may be subject to such conditions or contingencies, including such future vesting schedule(s) and/or performance condition(s), and/or to such settlement processes (which may include, in the Committee’s discretion, settlement if all or any portion of such equity awards in cash, in whole or in part), as the Committee may determine, in its sole discretion.

(ii)Performance Based Awards.
(A)For Tier 1 Executives, any then-outstanding unvested equity awards granted under the Equity Plan that are subject solely to performance-based vesting requirements shall be partially vested in an amount equal to the product of (i) the Performance-Based Annual Equity Target applicable to such Participant, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed in the then-current fiscal year through and including the Severance Date and the denominator of which is 365 or 366 (depending on the actual number of days in the then-current fiscal year); and provided, however, that the Committee shall have the discretion to settle all or any portion of the vested equity awards referred to in this Section 2.2(c)(ii) in cash, in whole or in part.
(B)For Tier 2 Executives, any then-outstanding equity awards granted under the Equity Plan that are subject to performance-based vesting criteria shall lapse, unless the Committee, in its discretion, determines that such then-outstanding unvested equity awards shall instead become vested in whole or in part, which for the avoidance of doubt may be subject to such conditions or contingencies, including such future vesting schedule(s) and/or performance condition(s), and/or to such settlement processes (which may include, in the Committee’s discretion, settlement if all or any portion of such equity awards in cash, in whole or in part), as the Committee may determine, in its sole discretion.

2.3.Coordination with other Agreements. If a Participant is party to an offer letter agreement, employment agreement or similar agreement with the Employer (an “Employment Agreement”) and experiences a termination of employment that entitles such Participant to severance payments and/or benefits under the terms of such Employment Agreement, then such Participant shall receive severance payments and/or benefits pursuant the Plan in lieu of any such payments and/or benefits that otherwise would be provided pursuant to the Employment Agreement; provided, however, that if such Employment Agreement is entered into after the Effective Date and such Employment Agreement specifically provides that the severance payments and benefits provided thereunder shall be in lieu of severance payments and benefits otherwise available to such Participant under the Plan, then such Participant shall receive severance payments and/or benefits pursuant to the Employment Agreement and not pursuant to the Plan. In no case shall payments or benefits received under this Plan and an Employment Agreement be duplicative. By executing the Notice of Participation in the form attached hereto as Appendix A (as amended from time to time), each Participant agrees to waive all rights to receive any severance payments and/or benefits that may be provided under any Employment Agreement as and to the extent provided in this Section 2.3.

2.4.No Mitigation. A Participant shall not be required to seek other employment or attempt in any way to reduce or mitigate any severance payments or benefits payable under the Plan.

2.5.Release. As a condition to a Participant’s receipt of any amounts set forth in Section 2.1 or Section 2.2, the Participant shall execute and deliver (without revoking) to the Company, on or before the 21st day following the Participant’s receipt thereof, a separation and release agreement in a form acceptable to the Company (the “Release”), which Release shall include a full and complete general release of all claims that the Participant may have against the Employer, its affiliates, and their respective officers and directors, return of property and continued cooperation covenants, and such other covenants and provisions (including without limitation restrictive covenants as to non-competition, non-solicitation, non-disclosure, and non-disparagement) as the Company determines in its sole discretion, and which Release shall be provided to the Participant no later than 10 days following the Severance Date, or in the event that the Participant’s Qualifying Termination is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), on or before the 45th day following the Participant’s receipt of the Release from the Company, as the case may be.

2.6.Restrictive Covenants. A Participant’s right to receive and/or retain the severance payments and benefits payable under this Plan is conditioned upon and subject to the (a) the Participant’s continued full compliance with any restrictive covenants that may be set forth in the Release, (b) the Participant’s continued full compliance with the Proprietary Information and Inventions Agreement, (c) the Participant’s compliance in all material respects with any restrictive covenants that may be set forth and any other confidentiality, non-solicitation, non-competition, invention assignment, or similar agreement by and between the Participant and the Employer, and (d) the Participant’s continued compliance with Section 6.10 of the Plan.

2.7.Return of Company Property. A Participant’s right to receive and/or retain the severance payments and benefits payable under the Plan is conditioned upon the Participant’s return to the Employer of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control.

2.8.Cooperation. By accepting the severance payments and benefits payable under the Plan, subject to the Participant’s other commitments, the Participant agrees to be reasonably available to cooperate with the Employer and the Company and provide information as to matters which the Participant was personally involved, or has information on, during the Participant’s employment with the Employer and which are or become the subject of litigation or other dispute.

2.9.Potential Reduction of Certain “Parachute Payments”.

(a)Notwithstanding any other provisions of this Plan, in the event that any payment or benefit by the Company or otherwise to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan (all such payments and benefits, including the payments and benefits under Section 2.2 of the Plan, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in subsection (b) below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A, (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, and (iii) reduction of any payments or benefits otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii) and (iii), that reduction of any payments attributable to the acceleration of vesting of

Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c)All determinations regarding the application of this Section 2.9 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(d)In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 2.9, the excess amount shall be returned promptly by the Participant to the Company.
SECTION 3
PLAN ADMINISTRATION

3.1.The Committee shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

3.2.The Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3.The Committee is empowered to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Committee shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.
SECTION 4
PLAN MODIFICATION OR TERMINATION

4.1.The Plan may be terminated or amended by the Committee at any time; provided, that during the 12-month period following a Change in Control, (a) the Plan may not be terminated and (b) the Plan may not be amended if such amendment would in any manner be adverse to the interests of any Participant, unless the affected Participant consents in writing to such amendment, as applied to such

Participant. For the avoidance of doubt, (a) any action taken by the Company or the Committee to cause a Participant to no longer be designated as a Participant or to decrease the benefits under the Plan for which a Participant is eligible, and (b) any amendment to this Section 4 within the 12-month period following a Change in Control shall be treated as an amendment to the Plan which is adverse to the interests of any Participant.

4.2.An individual shall cease to be a Participant on the date that such individual terminates service with the Company for any reason, other than in connection with a Qualifying Termination.
SECTION 5
NOTICES
5.1.All notices or other communications required or permitted by this Plan will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Company:

PLAYSTUDIOS, Inc.
10150 Covington Cross Drive
Las Vegas, Nevada 89144
Atten: Legal Department
If to the Participant:
The Participant’s last known address as set forth in the Company’s records
SECTION 6
GENERAL PROVISIONS

6.1.Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

6.2.If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

6.3.This Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and perform the obligations of the Company under the Plan. This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the Participant, and in the event that the Participant shall die after the Severance Date but while any amount would still be payable to such Participant hereunder if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Participant’s estate.

6.4.The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

6.5.The Plan shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether the Plan is funded, no Participant shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

6.6.This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law, which shall otherwise control.

6.7.The Company and any of its Affiliates may deduct and withhold from any amounts payable under this Plan such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation, as reasonably determined by the Company and/or its Affiliates, as applicable. All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Committee.

6.8.The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

6.9.WARN Act. Severance payments and benefits payable under the Plan are intended to satisfy, where applicable, any Employer notice obligations under the federal Worker Adjustment and Retraining Notification Act and any similar obligations that the Employer may have under any successor severance pay statute.

6.10.Termination or Return of Benefits. A Participant’s right to receive benefits under this Plan shall terminate immediately (and, subject to applicable law, any benefits received pursuant to this Plan shall be immediately returned to the Employer, including, without limitation, any stock that has vested or been accelerated as described under the Plan and the cash proceeds from any sale or other disposition thereof) either (a) if the Employer establishes (whether before or after the Participant’s termination of Active Status) that the Participant engaged in any behavior constituting Cause or (b) if the Participant engages in any of the following actions (to the extent prohibition of such actions is permissible under applicable law) without the prior written approval of the Plan Administrator:

(a)at any time prior to or during the applicable Restrictive Period, breaches a material provision of any confidentiality, non-solicitation, non-competition, invention assignment, or similar agreement by and between the Participant and Employer;

(b)at any time prior to or during the applicable Restrictive Period, either directly or indirectly, on the Participant’s own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: (i) solicits, invites, induces, causes, or encourages any director, officer, employee, agent, representative, consultant, or contractor of the Employer to alter or terminate his, her, or its employment, relationship, or affiliation with the Employer; (ii) interferes or attempts to interfere with any aspect of the relationship between the Employer and any such director, officer, employee, agent, representative, consultant, or contractor; or (iii) engages, hires, or employs, or causes to be engaged, hired, or employed, in any capacity whatsoever, any such director, officer, employee, agent, representative, consultant, or contractor;

(c)at any time prior to or during the applicable Restrictive Period, for any reason, on the Participant’s own behalf or on behalf of any other person or entity, by or through any means including but not limited to social media: solicits, invites, induces, causes or encourages any of the Employer’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party (or any such person or entity whose business the Employer was then soliciting or attempting to solicit) to terminate or materially diminish their existing business relationship with the Company or interferes in any other manner with any existing business relationship between the Employer and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party (or any such person or entity whose business the Employer was then soliciting or attempting to solicit);

(d)at any time, directly or indirectly, through any means including but not limited to social media, makes any derogatory, disparaging or negative comments about the products, officers, directors, consultants or employees of the Employer or any joint venture partner of the Employer; or

(e)at any time prior to or during the applicable Restrictive Period, either directly or indirectly, on the Participant’s own behalf or on behalf of any other person or entity, by or through any means, serves as an officer, board member, board advisor, stockholder, owner, employee, partner, proprietor, investor, joint venture partner, affiliate, agent, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever that competes directly or indirectly with the Employer anywhere in the world, in any line of business engaged in (or reasonably planned to be engaged in) by the Employer; provided, however, that the Participant may hold, as a passive investment, up to (i) 10% of any class of securities of any private enterprise (but without active participation in the activities of such enterprise); or (ii) 5% of any class of securities of any publicly-traded enterprise (but without active participation in the activities of such enterprise).

Notwithstanding any other provision of this Plan, nothing in this Plan prevents Participant from: (i) filing a charge or complaint with any federal, state, or local governmental agency or commission (a “Government Agency”); (ii) communicating with any Government Agency or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including Participant’s ability to provide documents or other information, without notice to the Employer; (iii) providing truthful testimony in litigation or in any formal or informal investigative proceedings; (iv) exercising protected rights, including those under the National Labor Relations Act, that cannot be waived; or (v) discussing or disclosing conduct that Participant reasonably believes under applicable state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

Each Participant represents, warrants, agrees, and understands that the covenants and agreements set forth in this Section 6.10 are reasonable in their geographic scope, temporal duration, and the type and scope of activities they restrict, and that the Employer’s agreement to employ a Participant, and a portion of the compensation to be paid to a Participant hereunder, are in consideration for such covenants and such Participant’s continued compliance therewith, and constitute adequate and sufficient consideration for such covenants.

6.11.Section 409A.

(a)The payments and benefits under this Plan are intended to comply with or be exempt from Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”) and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Plan to the contrary, the Committee may (without any obligation to do so or to indemnify the Participant for failure to do so) (A) adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan or the economic benefits of this Plan and (B) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.

(b)Notwithstanding anything in this Plan to the contrary, any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Plan may only be made upon the Participant’s “separation from service” within the meaning of Section 409A (“Separation from Service”).

(c)Notwithstanding any provision of this Plan to the contrary, if a Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Participant’s benefits will not be provided to the Participant prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death. As promptly as possible following the expiration of the applicable Section 409A period, all payments and benefits deferred pursuant to the preceding sentence will be paid in a lump sum to a Participant (or the Participant’s estate), and any remaining payments due to the Participant under this Plan will be paid as otherwise provided herein.

(d)A Participant’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

APPENDIX A

FORM OF
NOTICE OF PARTICIPATION

PLAYSTUDIOS, Inc.
10150 Covington Cross Drive
Las Vegas, Nevada 89144

[Name of Participant]
c/o PLAYSTUDIOS, Inc.
10150 Covington Cross Drive
Las Vegas, Nevada 89144

Dear [Name of Participant]:

Reference is hereby made to the PLAYSTUDIOS, Inc. Severance and Change in Control Plan, effective as of March 7, 2025 (as amended from time to time, the “Plan”). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

The purpose of this Notice of Participation is to inform you that effective as of [insert date], subject to the terms of the Plan, you are hereby eligible to participate in the Plan as a [Tier 1 or Tier 2] Executive. This Notice of Participation shall supersede and replace any prior Notice of Participation provided to you with respect to the Plan.

By signing below and becoming a Participant under the Plan, you agree to waive all rights to receive any severance payments and/or benefits to which you may be entitled under any Employment Agreement as and to the extent provided in Section 2.3 of the Plan. You also confirm your agreement to, and acceptance of, all terms and conditions of the Plan, including (without limitation) the covenants set forth in Section 6.10 of the Plan.

Sincerely,

PLAYSTUDIOS, Inc.

By:
Name:
Title:

Accepted and Agreed:

[Name of Participant]

Date: